Filed Pursuant to Rule 424(b)(3) and (c)

Registration No. 333-95487

PROSPECTUS SUPPLEMENT NO. 11

(TO PROSPECTUS DATED JANUARY 27, 2000)

HCP, INC.

1,186,494 SHARES OF COMMON STOCK(1)

This Prospectus Supplement No. 11 supplements and amends the Prospectus dated January 27, 2000, as previously amended (the “Prospectus”), relating to the possible issuance of our common stock, from time to time, to the holders of non-managing member units in HCPI/Utah, LLC and the possible resale of shares of our common stock by these holders.  The information in this Prospectus Supplement has been obtained from the selling holders listed herein.  This Prospectus Supplement should be read in conjunction with the Prospectus.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus:

	Non-Managing Member Units of HCPI/Utah, LLC Owned of Record Prior to the	Common Stock Beneficially Owned Following the	Common Stock	Common Stock Beneficially Owned Following the Offering (1)(7)(8)
Name	Exchange	Exchange(1)	Offered Hereby(1)	Shares	Percent
The Corporation of the President of the Church of Jesus Christ of Latter-day Saints(2)	1,419	2,838	2,838	0	*

University of Utah(3)	1,371	2,742	2,742	0	*

United Way of Salt Lake(4)	1,371	2,742	2,742	0	*

Utah Symphony & Opera(5)	686	1,372	1,372	0	*

The Deseret Foundation(6)	13,714	27,428	27,428	0	*

* Represents less than 1% of the total outstanding shares of our common stock.

(1)

Reflects the adjustment for the 2-for-1 stock split in the form of a stock dividend on issued and outstanding shares of HCP, Inc. (the “Corporation”) common stock that was paid immediately after the close of business on March 1, 2004 to holders of record of the common stock of the Corporation at the close of business on February 4, 2004.

(2)

The Corporation of the President of the Church of Jesus Christ of Latter-day Saints obtained 1,419 non-managing member units of HCPI/Utah, LLC in an assignment from Kem C. Gardner, who received the non-managing member units in an assignment from Kem C. Gardner Family Partnership, Ltd., which received the non-managing member units in an assignment from Gardner Property Holdings, L.C., which received the non-managing member units in an assignment from Kem C. Gardner and Kem C. Gardner Family Partnership, Ltd., which received the non-managing member units in an assignment from The Boyer Company, L.C., which received the non-managing member units in an assignment from Boyer Iomega, L.C., a selling holder listed in the Prospectus. Based on information provided to us by the holder of non-managing member units as of April 25, 2008.

(3)

The University of Utah obtained 1,371 non-managing member units of HCPI/Utah, LLC in an assignment from Kem C. Gardner, who received the non-managing member units in an assignment from Kem C. Gardner Family Partnership, Ltd., which received the non-managing member units in an assignment from Gardner Property Holdings, L.C., which received the non-managing member units in an assignment from Kem C. Gardner and Kem C. Gardner Family Partnership, Ltd., which received the non-managing member units in an assignment from The Boyer Company, L.C., which received the non-managing member units in an assignment from Boyer Iomega, L.C., a selling holder listed in the Prospectus. Based on information provided to us by the holder of non-managing member units as of April 29, 2008.

(4)

The United Way of Salt Lake obtained 1,371 non-managing member units of HCPI/Utah, LLC in an assignment from Kem C. Gardner, who received the non-managing member units in an assignment from Kem C. Gardner Family Partnership, Ltd., which received the non-managing member units in an assignment from Gardner Property Holdings, L.C., which received the non-managing member units in an assignment from Kem C. Gardner and Kem C. Gardner Family Partnership, Ltd., which received the non-managing member units in an assignment from The Boyer Company, L.C., which received the non-managing member units in an assignment from Boyer Iomega, L.C., a selling holder listed in the Prospectus. Based on information provided to us by the holder of non-managing member units as of April 29, 2008.

(5)

The Utah Symphony & Opera obtained 686 non-managing member units of HCPI/Utah, LLC in an assignment from Kem C. Gardner, who received the non-managing member units in an assignment from Kem C. Gardner Family Partnership, Ltd., which received the non-managing member units in an assignment from Gardner Property Holdings, L.C., which received the non-managing member units in an assignment from Kem C. Gardner and Kem C. Gardner Family Partnership, Ltd., which received the non-managing member units in an assignment from The Boyer Company, L.C., which received the non-managing member units in an assignment from Boyer Iomega, L.C., a selling holder listed in the Prospectus. Based on information provided to us by the holder of non-managing member units as of May 15, 2008.

(6)

The Deseret Foundation obtained 13,714 non-managing member units of HCPI/Utah, LLC in an assignment from Kem C. Gardner, who received the non-managing member units in an assignment from Kem C. Gardner Family Partnership, Ltd., which received the non-managing member units in an assignment from Gardner Property Holdings, L.C., which received the non-managing member units in an assignment from Kem C. Gardner and Kem C. Gardner Family Partnership, Ltd., which received the non-managing member units in an assignment from The Boyer Company, L.C., which received the non-managing member units in an assignment from Boyer Iomega, L.C., a selling holder listed in the Prospectus. Based on information provided to us by the holder of non-managing member units as of May 20, 2008.

(7)

Assumes the selling holder exchanges all of the non-managing member units of HCPI/Utah, LLC beneficially owned by it for shares of the Corporation’s common stock. Also assumes that no transactions with respect to our common stock or the non-managing member units occur other than the exchange or the exchange and the offering, as applicable.

(8)	Contemplates the sale of all of the common stock offered hereby.

Investing in our common stock involves a high degree of risk.  Please consider the “Risk Factors” beginning on page 1 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 16, 2008.